Exhibit 99.1

NEWS RELEASE

9125 Rehco Road San Diego, California 92121 PHONE (858) 453-7845 FAX (858) 657-2085

FOR IMMEDIATE RELEASE	Contact:	James M. Myers, Executive Vice President and Chief Financial Officer (858) 677-3005

PETCO Reports Third Quarter Fiscal 2003 Financial Results

•                  Pro Forma Net Earnings Increase 32% to $15.8 Million or $0.27 Per Diluted Share

•                  Resolution of Income Tax Accrual Boosts Net Earnings to $19.2 Million or $0.33 Per Diluted Share

•                  Comparable Store Net Sales Up 6.0% on Top of 8.3% Increase in Prior-Year Period

•                  Raising Earnings Outlook for Fourth Quarter and Full Year 2003

SAN DIEGO – November 19, 2003 – PETCO Animal Supplies, Inc. (Nasdaq: PETC), a leading specialty retailer of premium pet food, supplies and services, today reported financial results for the third quarter ended November 1, 2003. The Company also raised its outlook for the fourth quarter and full fiscal year 2003, and provided its initial outlook for fiscal year 2004.

“We continue to capitalize on the compelling fundamentals of the pet industry, by offering customers and their companion animals superior service, convenience and fun in our community based stores,” commented Brian K. Devine, Chairman, President and Chief Executive Officer. “We are excited about the upcoming holiday season and we are well positioned to continue to deliver strong results for the remainder of 2003.”

Third Quarter Results

Net sales for the third quarter of 2003 were $415.3 million with a comparable store net sales increase of 6.0%.  The comparable store net sales increase in the period comes on top of an 8.3% increase in the prior year’s third quarter.  Overall, net sales increased 13.0% over the third quarter of 2002.

Net earnings for the third quarter were $19.2 million, or $0.33 per diluted share.

Pro forma net earnings for the third quarter of 2003 excludes a non-recurring $3.4 million favorable resolution of an income tax accrual.  Excluding this amount, pro forma net earnings for the third quarter increased 32% to $15.8 million, or $0.27 per diluted share. This compared with net earnings of $12.0 million, or $0.21 per diluted share, in the prior year third quarter.

Thirty-Nine Weeks Year to Date Results

Net sales year to date were $1.2 billion with a comparable store net sales increase of 5.6%.  The comparable store net sales increase comes on top of an 8.7% increase in the prior year period.  Overall, net sales increased 11.9% year to date.

Net earnings year to date were $43.8 million, or $0.75 per diluted share.  This compared with a net loss available to common stockholders of $7.8 million, or $(0.14) per diluted share, in the prior year period.

Year to date 2003 included a non-recurring $3.4 million favorable resolution of an income tax accrual, and $1.6 million of non-cash debt retirement costs resulting from an early repayment of a portion of the Company’s long-term senior credit facility. In the first quarter of fiscal 2002 PETCO completed an initial public offering.  Year to date 2002 results included the following items: $12.8 million in management fees and termination costs related to the termination in February 2002 of a management services agreement that was entered in conjunction with its leveraged recapitalization; $8.4 million in stock-based compensation expense and other primarily financing and legal costs of $1.2 million related to the Company’s initial public offering; $3.3 million of debt retirement costs related to the early repurchase of senior subordinated notes with proceeds of the offering; and, an increase in the carrying amount and premium on redemption of previously outstanding preferred stock of $20.5 million.

Excluding the previously mentioned items and related tax effects, 2003 pro forma net earnings year to date were $41.4 million, or $0.71 per diluted share, a 35% increase over the prior year’s pro forma net earnings available to common stockholders of $30.7 million, or $0.53 per diluted share.

Gross Profit Margins

Gross profit margin for the third quarter of 2003 improved 190 basis points to 33.0% compared to 31.1% for the third quarter of 2002. The gross profit improvement was primarily driven by the continuing change in mix from lower margin pet food sales to higher margin categories, such as pet accessories, supplies and services which accounted for 80 basis points of the improvement.  The balance of the improvement is a result of the adoption of Emerging Issues Task Force Consensus No. 02-16 (“EITF 02-16”), an accounting change related to the treatment of vendor consideration.  As a percentage of net sales, the net benefit consisted of the initial reclassification of 160 basis points from selling, general and administrative expenses, before the deferral of 50 basis points to inventory.

Store Expansion Program

PETCO opened 19 new stores during the third quarter of 2003. The Company has now opened 60 new stores in 2003 and, net of relocations and closings, the addition of 52 stores has increased its store base to 652 locations.  PETCO has met its plan of opening 60 new stores in 2003, continuing to reinforce its national brand presence.   In addition, the Company met its plan to complete 50 remodels of existing stores to its latest millennium format in 2003.

Outlook

PETCO currently expects a comparable store net sales increase of 6.0% - 7.0% for the fourth quarter of 2003.  The Company is raising its outlook for the fourth quarter and now expects earnings per diluted share in the range of $0.43 - $0.44; and is raising its outlook for full fiscal year 2003 pro forma earnings per diluted share to a range of $1.14 - $1.15.  PETCO’s previous guidance for full fiscal year 2003 pro forma earnings per diluted share was $1.11 - $1.13.

As the Company approaches fiscal 2004, the first year following its adoption of EITF 02-16, and takes the incremental impact of this accounting change into consideration, the Company’s commitment to achieving its long-term objective of 20% net earnings growth would indicate fiscal 2004 earnings per diluted share in the range of $1.42 - $1.44.

About PETCO Animal Supplies

PETCO is a leading specialty retailer of premium pet food, supplies and services. PETCO’s vision is to best promote, through our people, the highest level of well-being for companion animals, and to support the human-animal bond. PETCO generated net sales of $1.48 billion in the fiscal year ended February 1, 2003. It operates 652 stores in 43 states and the District of Columbia, as well as a leading destination for on-line pet food and supplies at www.petco.com. Since its inception in 1999, The PETCO Foundation, PETCO’s non-profit organization, has raised more than $13.0 million in support of more than 1,600 non-profit grassroots animal welfare organizations around the nation.

Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of PETCO to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors, such as performance of new stores, ability to execute expansion strategy and sustain growth, debt levels, reliance on vendors and exclusive distribution arrangements, competition, integration of operations as a result of acquisitions, compliance with various state and local regulations and dependence on senior management, are discussed from time to time in the reports filed by PETCO with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended February 1, 2003.

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	Quarter Ended 11/1/03	Quarter Ended 11/2/02	Quarter Ended 11/1/03	Quarter Ended 11/2/02
Net sales	$415,334	$367,530	$415,334	$367,530
Cost of sales and occupancy costs	278,213	253,253	278,213	253,253
Gross profit	137,121	114,277	137,121	114,277

Selling, general and administrative expenses	104,785	86,460	104,785	86,460
Operating income	32,336	27,817	32,336	27,817

Interest expense, net	6,375	8,135	6,375	8,135

Earnings before income taxes	25,961	19,682	25,961	19,682

Income taxes	6,752	7,676	10,124	7,676

Net earnings	$19,209	$12,006	$15,837	$12,006

Net earnings per common share, basic	$0.33	$0.21	$0.28	$0.21
Net earnings per common share, diluted	$0.33	$0.21	$0.27	$0.21

Basic weighted average number of common shares	57,448	57,334	57,448	57,334
Diluted weighted average number of common shares	58,465	57,948	58,465	57,948

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G.  The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles.  The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP to Pro Forma Net Earnings per Common Share

(Unaudited, in thousands, except per share data)

Quarter Ended 11/1/03

GAAP net earnings	$19,209
Adjustments:
Resolution of income tax accrual	(3,372)

Pro forma net earnings	$15,837

GAAP net earnings per common share, diluted	$0.33
Pro forma net earnings per common share, diluted	$0.27

PETCO Animal Supplies, Inc.

Consolidated Statements of Operations

(Unaudited, in thousands, except per share data)

	As Reported		Pro Forma
	39 Weeks Ended 11/1/03	39 Weeks Ended 11/2/02	39 Weeks Ended 11/1/03	39 Weeks Ended 11/2/02
Net sales	$1,198,487	$1,071,211	$1,198,487	$1,071,211
Cost of sales and occupancy costs	812,536	744,811	812,536	743,351
Gross profit	385,951	326,400	385,951	327,860

Selling, general and administrative expenses	298,694	252,340	298,694	252,340
Management fees and termination costs	—	12,760	—	—
Stock based compensation and other costs	—	8,176	—	—
Operating income	87,257	53,124	87,257	75,520

Interest expense, net	20,042	25,268	20,042	25,268
Debt retirement costs	1,572	3,336	—	—

Earnings before income taxes	65,643	24,520	67,215	50,252

Income taxes	21,877	11,811	25,862	19,598
Net earnings	43,766	12,709	41,353	30,654

Increase in carrying amount and premium on redemption of preferred stock	—	(20,487)	—	—

Net earnings (loss) available to common stockholders	$43,766	$(7,778)	$41,353	$30,654

Net earnings (loss) per common share, basic	$0.76	$(0.14)	$0.72	$0.54
Net earnings (loss) per common share, diluted	$0.75	$(0.14)	$0.71	$0.53

Basic weighted average number of common shares	57,411	55,667	57,411	57,272
Diluted weighted average number of common shares	58,223	55,667	58,223	57,978

This earnings release includes information presented on a pro forma basis. These pro-forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G.  The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific costs and expenses that we believe are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles.  The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

PETCO Animal Supplies, Inc.

Reconciliation of GAAP to Pro Forma Net Earnings per Common Share

(Unaudited, in thousands, except per share data)

	39 Weeks Ended 11/1/03	39 Weeks Ended 11/2/02

GAAP net earnings (loss) available to common stockholders	$43,766	$(7,778)
Adjustments:
Management fees and termination costs	—	12,760
Stock based compensation and other costs (including 0 and $1,460, respectively, in cost of sales and occupancy costs)	—	9,636
Debt retirement costs	1,572	3,336
Increase in carrying amount and premium on redemption of preferred stock	—	20,487
Taxes:
Tax effect of adjustments	(613)	(7,787)
Resolution of income tax accrual	(3,372)	—

Pro forma net earnings available to common stockholders	$41,353	$30,654

GAAP net earnings (loss) per common share, diluted	$0.75	$(0.14)
Pro forma net earnings per common share, diluted	$0.71	$0.53

GAAP diluted weighted average number of shares	58,223	55,667
Incremental shares from assumed conversion of stock options and warrants	—	2,311

Pro forma diluted weighted average number of common shares	58,223	57,978

PETCO Animal Supplies, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	November 1, 2003	February 1, 2003
	(Unaudited)
ASSETS

Cash and cash equivalents	$68,562	$108,937
Receivables	15,343	14,303
Inventories	154,448	138,410
Deferred tax assets	599	14,492
Other current assets	9,506	7,459
Total current assets	248,458	283,601

Fixed assets, net	258,180	218,442
Goodwill	40,289	40,644
Other assets	16,199	12,168
	$563,126	$554,855

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Accounts payable	$66,452	$61,308
Accrued expenses	116,614	106,831
Other current liabilities	1,916	2,411
Total current liabilities	184,982	170,550

Long-term debt, excluding current portion	139,725	190,500
Senior subordinated notes payable	170,000	170,000
Deferred rent and other liabilities	36,373	34,888
Total liabilities	531,080	565,938

Stockholders’ equity (deficit)	32,046	(11,083)
	$563,126	$554,855

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